Canna Security
AMERICA

4704 Harlan Street - Suite 520
Denver, CO 80212

P: 888-929-4272
F: 720-269-1410

www.cannasecurity.com

August 26, 2016

To: Tom Siciliano

Re: New position as President of CSA LLC

Effective immediately, we will remove the "Interim" role and appoint you as President of CSA. You will report directly to the Board of Director of CSA LLC. Listed below are the terms of your offer:

- Increase your salary to $200,000 annually, effective this coming payroll period;
- Grant you 5 million options of CSA stock at the strike price of 6 cents per share, with the following vesting schedule:
  - 2 million shares vested immediately,
  - 1 million shares vesting each year for the next 3 years on the annual anniversary of the option grant,
  - All normal conditions of an executive stock option program will be detailed in the formal plan.
- The Board will develop, with you, a Bonus program designed to reward the accomplishment of agreed upon goals. As discussed, please develop a list of goals/accomplishments that are financially oriented and measurable. This will be for the period of now through the end of March 2017. Once agreed upon with the Board we will memorialize the details into your compensation plan.
- Finally, approving a payment of $5,000 immediately against your total outstanding moving expense balance due of $25,000. As soon as additional funds are raised, that will allow the company to pay critical payables and get the quarterly filings completed, we will authorize the remaining balance to be paid.

Very truly yours,

Chuck Smith — 8/26/16
Board Member — Date

Accepted by:

Tom Siciliano — 8/26/16
Date